Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
May 5, 2022	TRADED: Nasdaq

LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
    WESTERVILLE, Ohio, May 5 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal third quarter ended March 31, 2022.
Summary
•Consolidated net sales increased 12.9% to a third quarter record $403.5 million versus $357.2 million last year. Retail net sales grew 7.4% to $213.1 million while Foodservice net sales advanced 19.8% to $190.4 million.
•Consolidated gross profit declined $22.2 million to $68.3 million.
•Consolidated operating income decreased $45.0 million to an operating loss of $7.6 million. Note that the current year operating income was unfavorably impacted by a restructuring and impairment charge of $22.7 million for the Bantam Bagels business.
•Including the impact of the impairment charge, the company reported a net loss for the quarter of $0.17 per diluted share versus net income of $1.05 per diluted share last year. The restructuring and impairment charge reduced net income by $0.63 per diluted share.
CEO David A. Ciesinski commented, “We reported another quarter of record sales. In addition to pricing actions, Retail net sales growth was driven by Chick-fil-A® sauces and Buffalo Wild Wings® sauces, both of which are sold under exclusive licensing agreements. Retail sales also benefited from seasonally strong sales of our Sister Schubert’s® frozen dinner rolls. Sales gains in our Foodservice segment were driven by inflationary pricing and higher demand for our branded products.”
“We continued to experience unprecedented inflation for raw materials and packaging that accelerated during the period and reflects an increase of nearly 30% versus the prior-year quarter. Freight costs also increased approximately 30% compared to last year, pacing well ahead of our previous expectations. The net impact of our pricing actions lagged these extraordinary levels of cost inflation. Our financial results were also adversely impacted by higher labor costs and supply chain disruptions attributed to COVID-19-related labor shortages, volatility in customer demand, and some severe weather events.”
“I am very grateful for the continuing efforts of our entire team here at Lancaster Colony as we navigate through these challenges while maintaining the health, safety and welfare of our employees; continuing to play our role in the country’s vital food supply chain; and preparing our business for future growth.”

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“Looking ahead to our fiscal fourth quarter, pricing actions will contribute to sales gains in both segments while sales volumes, measured in pounds shipped, will compare to strong growth of 9% in Retail and 29% in Foodservice. In the Retail segment, we implemented an additional round of pricing actions for our frozen bread and pasta products that took effect in late April and are evaluating further actions for the segment. Pricing in Foodservice remains tied to contractual-based adjustments for changes in commodity and freight costs. We anticipate the unfavorable impacts of higher commodity and packaging costs, increased freight and warehousing costs, broad-based supply chain challenges, and higher labor costs will remain a headwind to our financial results in the coming quarter. Our pricing actions along with our ongoing cost savings programs and net price realization efforts will help to partially offset these higher costs.”
“While we persist in our efforts to overcome the near-term challenges of the current operating environment, longer-term our business remains well-positioned with category-leading Retail brands, a rapidly growing and consumer-relevant Retail licensing program, and a Foodservice business that supplies many of the leading and fastest-growing national chain restaurants in the U.S. When combined with our investments in capacity and infrastructure, we have a strong and unique platform from which to deliver profitable growth in the years ahead.”
Third Quarter Results
Consolidated net sales increased 12.9% to a third quarter record $403.5 million versus $357.2 million last year. Retail segment net sales grew 7.4% to $213.1 million, including the favorable impact of our pricing actions. Retail segment sales volume, measured in pounds shipped, decreased 2% which reflects the impact of some planned product line rationalizations and compares to a significant volume increase of 12% in the prior year. Continued strong demand for our licensed products, most notably Chick-fil-A® sauces and Buffalo Wild Wings® sauces, in addition to increased demand for our Sister Schubert’s® frozen dinner rolls, contributed to the Retail sales gains. In the Foodservice segment, net sales improved 19.8% to $190.4 million as inflationary pricing and increased demand for our branded products led segment sales higher. Foodservice sales volume, measured in pounds shipped, decreased 2% as demand was unfavorably influenced by the industry-wide challenges of heightened cost pressures, a weakening consumer environment, and a tight labor market. In the prior-year quarter, Foodservice sales volume was essentially flat.
Consolidated gross profit declined $22.2 million to $68.3 million driven by the unfavorable impacts of significantly higher commodity and packaging costs; higher freight and warehousing costs; increased labor costs; increased costs to service the shifting demands of our business; incremental expenditures attributed to our increased reliance upon co-manufacturers to help satisfy demand; and overall lower productivity. Our pricing actions helped to partially offset these unfavorable impacts.

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SG&A expenses increased $1.4 million to $54.5 million which reflects a higher level of investments to support the continued growth of our business including investments in personnel and IT infrastructure improvements in addition to higher brokerage costs attributed to the increased sales. Expenditures for Project Ascent, our ERP initiative, totaled $10.3 million in the current-year quarter versus $10.8 million last year.
The change in contingent consideration reflects the favorable impact of a $1.3 million noncash reduction to the fair value of the contingent consideration for Bantam Bagels due to a downward revision to the forecasted sales and profitability of that business. This change in projected performance also resulted in a noncash restructuring and impairment charge of $22.7 million for the Bantam Bagels business. Based on the financial underperformance of the business, with no foreseeable path to profitability, the company has made the decision to exit the Bantam Bagels business.
Consolidated operating income decreased $45.0 million to an operating loss of $7.6 million including the unfavorable impact of the $22.7 million in restructuring and impairment charges. Consolidated operating income was also negatively impacted by the significant commodity cost inflation, increased freight and warehousing costs, higher labor rates, increased co-manufacturing costs, demand volatility and uncertainty, and overall lower productivity along with the increase in SG&A expenses. Our pricing actions helped to offset these cost increases.
Net income decreased $33.4 million to a net loss of $4.5 million, or a net loss of $0.17 per diluted share, versus net income of $1.05 per diluted share last year. The restructuring and impairment charges reduced net income by $17.4 million, or $0.63 per diluted share. Expenditures for Project Ascent reduced net income by $7.9 million, or $0.29 per diluted share, compared to a reduction of $8.2 million, or $0.30 per diluted share, in the prior-year quarter. The adjustment to the contingent consideration increased net income by $1.0 million, or $0.04 per diluted share.
Fiscal Year-to-Date Results
For the nine months ended March 31, 2022, net sales increased 13.2% to $1.22 billion compared to $1.08 billion a year ago. Net income for the nine-month period totaled $60.5 million, or $2.20 per diluted share, versus the prior-year amount of $110.6 million, or $4.01 per diluted share. In the current-year period, spend for Project Ascent decreased net income by $21.6 million, or $0.79 per diluted share, restructuring and impairment charges reduced net income by $18.8 million, or $0.68 per diluted share, and the change in contingent consideration increased net income by $2.7 million, or $0.10 per diluted share. In the prior-year period, expenditures for Project Ascent decreased net income by $20.9 million, or $0.76 per diluted share, an adjustment to the contingent consideration increased net income by $4.3 million, or $0.16 per diluted share, and an impairment charge reduced net income by $0.9 million, or $0.03 per diluted share.
Conference Call on the Web
    The company’s third quarter conference call is scheduled for this morning, May 5, at 10:30 a.m. ET. Access to a live webcast of the call is available through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company’s website.

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About the Company
    Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
    We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control and could be amplified by the COVID-19 pandemic, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, production planning, operations, and production processes resulting from the impacts of COVID-19 and other epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•inflationary pressures resulting in higher input costs;
•efficiencies in plant operations and our overall supply chain network;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•fluctuations in the cost and availability of ingredients and packaging;
•dependence on contract manufacturers, distributors and freight transporters, including their operational capacity and financial strength in continuing to support our business;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•adequate supply of labor for our manufacturing facilities;
•the reaction of customers or consumers to price increases we may implement;
•cyber-security incidents, information technology disruptions, and data breaches;
•complexities related to the design and implementation of our new enterprise resource planning system;
•geopolitical events, such as Russia’s recent invasion of Ukraine, that could create unforeseen business disruptions and impact the cost or availability of raw materials and energy;
•the potential for loss of larger programs, including licensing agreements, or key customer relationships;
•changes in demand for our products, which may result from loss of brand reputation or customer goodwill;
•price and product competition;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•the impact of customer store brands on our branded retail volumes;
•the extent to which recent and future business acquisitions are completed and acceptably integrated;
•the ability to successfully grow recently acquired businesses;
•dependence on key personnel and changes in key personnel;
•the effect of consolidation of customers within key market channels;
•maintenance of competitive position with respect to other manufacturers;
•stability of labor relations;
•changes in estimates in critical accounting judgments;
•the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;
•the outcome of any litigation or arbitration;
•the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

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Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Net sales	$403,494	$357,249	$1,223,977	$1,081,501
Cost of sales	335,162	266,699	966,676	791,452
Gross profit	68,332	90,550	257,301	290,049
Selling, general & administrative expenses	54,526	53,162	157,920	149,607
Change in contingent consideration	(1,300)	—	(3,470)	(5,687)
Restructuring and impairment charges	22,723	—	24,651	1,195
Operating (loss) income	(7,617)	37,388	78,200	144,934
Other, net	119	(44)	250	(67)
(Loss) income before income taxes	(7,498)	37,344	78,450	144,867
Taxes based on (loss) income	(3,015)	8,447	17,908	34,261
Net (loss) income	$(4,483)	$28,897	$60,542	$110,606

Net (loss) income per common share: (a)
Basic	$(0.17)	$1.05	$2.20	$4.02
Diluted	$(0.17)	$1.05	$2.20	$4.01

Cash dividends per common share	$0.80	$0.75	$2.35	$2.20

Weighted average common shares outstanding:
Basic	27,442	27,483	27,448	27,474
Diluted	27,442	27,526	27,478	27,513

(a)        Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
NET SALES
Retail	$213,128	$198,358	$682,102	$614,653
Foodservice	190,366	158,891	541,875	466,848
Total Net Sales	$403,494	$357,249	$1,223,977	$1,081,501

OPERATING (LOSS) INCOME
Retail	$22,213	$41,179	$119,997	$144,557
Foodservice	18,556	21,088	52,690	66,845
Nonallocated Restructuring and Impairment Charges	(22,723)	—	(23,749)	—
Corporate Expenses	(25,663)	(24,879)	(70,738)	(66,468)
Total Operating (Loss) Income	$(7,617)	$37,388	$78,200	$144,934

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2022	June 30, 2021
ASSETS
Current assets:
Cash and equivalents	$67,085	$188,055
Receivables	110,131	97,897
Inventories	166,022	121,875
Other current assets	18,341	15,654
Total current assets	361,579	423,481
Net property, plant and equipment	438,289	364,622
Other assets	303,756	313,182
Total assets	$1,103,624	$1,101,285

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$127,361	$110,338
Accrued liabilities	52,116	63,585
Total current liabilities	179,477	173,923
Noncurrent liabilities and deferred income taxes	85,525	84,215
Shareholders’ equity	838,622	843,147
Total liabilities and shareholders’ equity	$1,103,624	$1,101,285
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